Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

(847) 908-1605

jsinger@sagentpharma.com

SAGENT PHARMACEUTICALS REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

Company affirms upper end of 2014 guidance range

SCHAUMBURG, Ill., July 30, 2014 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leader of specialty pharmaceutical products with an emphasis on the injectable market, today announced financial results for the quarter ended June 30, 2014.

Second Quarter 2014 Highlights

•	Revenue increased 16% to $69.2 million driven by solid performance across the portfolio;

•	Reported gross profit declined 3% to $22.6 million, or 33% of net revenue, inclusive of $1.2 million of expense due to unabsorbed manufacturing costs at our SCP facility;

•	Adjusted Gross Profit[1] increased 1% to $24.1 million, or 35% of net revenue;

•	Net income of $3.1 million, or diluted earnings per share of $0.09; and

•	Filed our 15th ANDA with the FDA in the first half of 2014, bringing the total pipeline to 75 ANDAs on file pending approval with the FDA.

“Our strong revenue and margin performance in the first half of the year was driven by broad demand across our increasingly diverse product portfolio,” said Jeffrey M. Yordon, chief executive officer and chairman of the board of Sagent. “We continue to make significant investments in the expansion of our product pipeline and believe we have one of the most substantial portfolios either on file or in development in the generic injectable market. We expect to launch 10 to 15 new products and generate revenue and earnings at the upper end of our initial guidance for the year.”

Financial Results for the quarter ended June 30, 2014

Net revenue for the second quarter of 2014 was $69.2 million, an increase of $9.6 million, or 16%, compared to $59.6 million in the second quarter of 2013. The increase was primarily driven by $17.2 million in revenue from the launch of 26 new codes or presentations of ten new products since June 30, 2013, partially offset by decreased demand and price declines in zoledronic acid vials, which were launched at market formation in March 2013. Gross profit for the second quarter of 2014 was $22.6 million, or 32.7% of net revenue, inclusive of $1.2 million of expense due to unabsorbed manufacturing costs at our SCP facility, compared to $23.2 million, or 39.0% of net revenue, in the second quarter of 2013. Adjusted Gross Profit for the second quarter of 2014 was $24.1 million, or 34.8% of net revenue, compared to $23.9 million, or 40.0% of net revenue in the second quarter of 2013.

[1]	Adjusted Gross Profit is a non-GAAP measure. Please see discussion of Non-GAAP Financial Measures at the end of this press release.

Total operating expenses for the second quarter of 2014 increased 52% to $19.3 million, compared to $12.7 million for the same period in 2013, to support portfolio development and investment in vertical integration. Product development expense increased 124% to $10.0 million, compared to $4.5 million for the same period in 2013. Selling, general and administrative expenses for the second quarter of 2014 totaled $10.7 million compared to $8.1 million in the second quarter of 2013, with the increase due primarily to costs associated with our SCP subsidiary and employee related costs. The equity in net income of joint ventures for the second quarter of 2014 totaled $1.5 million compared to a loss of $0.2 million in the second quarter of 2013.

In conjunction with the completion of the acquisition of our joint venture partner’s 50% interest in SCP in June 2013, our previously held equity interest was remeasured to fair value, resulting in a gain of $2.9 million reported as gain on previously held equity interest in the second quarter of 2013.

Net income for the second quarter of 2014 was $3.1 million, compared to net income for the second quarter of 2013 of $13.4 million.

Liquidity

Our cash and cash equivalents and short term investments at June 30, 2014 were $161.7 million, and our working capital totaled $182.1 million.

Fiscal 2014 Guidance

Yordon concluded, “As a result of our strong performance in the first half of the year, we are pleased to narrow our net revenue and earnings guidance to the upper end of our initial range. When we provided broad guidance in February, we considered a number of factors that needed to be managed as the year progressed, including limited visibility into approval timelines, product pricing, and market shortages. We have received FDA approval for most of our key launches for the year, product pricing has remained relatively stable and we do not anticipate significant market shortages for the remainder of the year. ”

As a result, Sagent’s business plan for fiscal 2014 currently anticipates:

•	Net revenue for the year to be in the range of $270 to $290 million driven by 10 to 15 product launches;

•	Adjusted Gross Profit as a percentage of net revenue in the range of 26% to 30%, an increase from our initial estimate of 24% to 28%;

•	Product development expense in the range of $30 to $36 million; and

•	Selling, general and administrative expenses in the range of $35 to $40 million.

Based upon the above assumptions, the Company anticipates reported net income for fiscal 2014 to be in the range of breakeven to $10 million in earnings.

Conference Call Information

Sagent will host its second quarter conference call this morning beginning at 10:00 a.m. Eastern Daylight Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode 76671327.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.

Forward-Looking Statements

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including our fiscal 2014 guidance, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, our reliance upon our business partners for timely supply of sufficient high quality API and finished products in the quantities we require; the difficulty of predicting the timing or outcome of product development efforts and FDA approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the timing of product launches; compliance with FDA and other governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; our ability to realize the expected benefits from our acquisition of and investment in our China subsidiary; the additional capital investments we will be required to make in our China subsidiary to achieve its manufacturing potential; the implementation and maintenance of our new enterprise resource planning software and other related applications and such other risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s annual report on Form 10-K for the year ended December 31, 2013, filed on March 7, 2014. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law.

Non-GAAP Financial Measures

Sagent reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The press release and the accompanying schedules, as well as earnings discussions, include a discussion of Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with GAAP. We define Adjusted Gross Profit as gross profit plus our share of the gross profit earned through our Sagent Agila joint venture which is included in the Equity in net (income) loss of joint ventures line on the Condensed Consolidated Statements of Operations. We define EBITDA as net income less interest expense, net of interest income, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as net income less interest expense, net of interest income, provision for income taxes, depreciation and amortization, stock-based compensation expense, the gain on our previously held equity interest in KSCP in connection with the acquisition of the remaining 50% equity interest in KSCP and the equity in net loss of our KSCP joint venture prior to the acquisition.

We believe that Adjusted Gross Profit, EBITDA and Adjusted EBITDA are relevant and useful supplemental information for our investors. Our management believes that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliation to the most directly comparable GAAP financial measures, provides a more complete understanding of the factors and trends affecting Sagent than could be obtained absent these disclosures. Management uses Adjusted Gross Profit, EBITDA and Adjusted EBITDA and corresponding ratios to make operating and strategic decisions and evaluate our performance. We have disclosed these non-GAAP financial measures so that our investors have the same financial data that management uses with the intention of assisting you in making comparisons to our historical operating results and analyzing our underlying performance. Our management believes that Adjusted Gross Profit provides a useful supplemental tool to consistently evaluate the profitability of our products that have profit sharing arrangements. The limitation of this measure is that it includes items that do not have an impact on reported gross profit. The best way that this limitation can be addressed is by using Adjusted Gross Profit in combination with our GAAP reported gross profit. Our management believes that EBITDA and Adjusted EBITDA are useful supplemental tools to evaluate the underlying operating performance of the company on an ongoing basis. The limitation of these measures is that they exclude items that have an impact on net income. The best way that these limitations can be addressed is by using EBITDA and Adjusted EBITDA in combination with our GAAP reported net income. Because Adjusted Gross Profit, EBITDA and Adjusted EBITDA calculations may vary among other companies, the Adjusted Gross Profit, EBITDA and Adjusted EBITDA figures presented below may not be comparable to similarly titled measures used by other companies. Our use of Adjusted Gross Profit, EBITDA and Adjusted EBITDA is not meant to and should not be considered in isolation or as a substitute for, or superior to, any GAAP financial measure. You should carefully evaluate the attached schedule reconciling Adjusted Gross Profit to our GAAP reported gross profit and EBITDA and Adjusted EBITDA to our GAAP reported net income for the periods presented.

Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended June 30,
	2014	2013	$ change	% change
Net revenue	$69,194	$59,591	$9,603	16%
Cost of sales	46,602	36,373	10,229	28%

Gross profit	22,592	23,218	(626)	-3%
Gross profit as % of net revenue	32.7%	39.0%
Operating expenses:
Product development	10,037	4,480	5,557	124%
Selling, general and administrative	10,695	8,080	2,615	32%
Equity in net (income) loss of joint ventures	(1,458)	160	(1,618)	n/m

Total operating expenses	19,274	12,720	(6,554)	52%

Gain on previously held equity interest	—	2,936	(2,936)	-100%

Income from operations	3,318	13,434	(10,116)	-75%
Interest income and other	157	34	123	362%
Interest expense	(233)	(98)	(135)	138%

Income before income taxes	3,242	13,370	(10,128)	-76%
Provision for income taxes	173	—	173	n/m

Net income	$3,069	$13,370	$(10,301)	-77%

Net income per common share:
Basic	$0.10	$0.47	$(0.37)	-79%
Diluted	$0.09	$0.46	$(0.37)	-80%

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Six months ended June 30,
	2014	2013	$ change	% change
Net revenue	$140,063	$119,802	$20,261	17%
Cost of sales	97,087	78,126	18,961	24%

Gross profit	42,976	41,676	1,300	3%
Gross profit as % of net revenues	30.7%	34.8%
Operating expenses:
Product development	14,057	8,741	5,316	61%
Selling, general and administrative	20,708	16,947	3,761	22%
Equity in net (income) loss of joint ventures	(1,739)	603	(2,342)	n/m

Total operating expenses	33,026	26,291	6,735	26%

Termination fee	—	5,000	(5,000)	-100%
Gain on previously held equity interest	—	2,936	(2,936)	-100%

Income from operations	9,950	23,321	(13,371)	-57%
Interest income and other	71	50	21	42%
Interest expense	(446)	(163)	(283)	174%

Income before income taxes	9,575	23,208	(13,363)	-58%
Provision for income taxes	1,387	—	1,387	n/m

Net income	$8,188	$23,208	$(15,020)	-65%

Net income per common share:
Basic	$0.26	$0.82	$(0.56)	-68%
Diluted	$0.25	$0.81	$(0.56)	-69%

Schedule 3

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,831	$42,332
Short term investments	113,839	113,810
Accounts receivable, net of chargebacks and other deductions	20,188	23,033
Inventories	43,150	46,481
Due from related party	3,430	3,644
Prepaid expenses and other current assets	4,860	6,491

Total current assets	233,298	235,791
Property, plant, and equipment, net	56,887	57,684
Investment in joint ventures	3,802	2,063
Goodwill	6,038	6,038
Intangible assets, net	8,160	8,326
Other assets	258	306

Total assets	$308,443	$310,208

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$21,429	$24,010
Due to related party	6,010	3,129
Accrued profit sharing	7,922	8,740
Accrued liabilities	12,425	13,931
Current portion of deferred purchase consideration	3,459	3,381
Current portion of long-term debt	—	10,333

Total current liabilities	51,245	63,524
Long term liabilities:
Long-term portion of deferred purchase consideration	8,523	8,329
Other long-term liabilities	2,051	2,329

Total liabilities	61,819	74,182
Total stockholders’ equity	246,624	236,026

Total liabilities and stockholders’ equity	$308,443	$310,208

Schedule 4

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended June 30,				% of net revenue, three months ended June 30,
	2014	2013	$ Change	% Change	2014	2013	% Change
Adjusted Gross Profit	$24,051	$23,857	$194	1%	34.8%	40.0%	-5.2%
Sagent portion of gross profit earned by Sagent Agila joint venture	1,459	639	820	128%	2.1%	1.1%	1.0%

Gross Profit	$22,592	$23,218	$(626)	-3%	32.7%	39.0%	-6.3%

	Six months ended June 30,				% of net revenue, six months ended June 30,
	2014	2013	$ Change	% Change	2014	2013	% Change
Adjusted Gross Profit	$44,735	$43,037	$1,698	4%	31.9%	35.9%	-4.0%
Sagent portion of gross profit earned by Sagent Agila joint venture	1,759	1,361	398	29%	1.3%	1.1%	0.2%

Gross Profit	$42,976	$41,676	$1,300	3%	30.7%	34.8%	-4.1%

Sagent’s business plan for fiscal 2014 currently anticipates:

% of net revenue, twelve months ended December 31, 2014
Adjusted Gross Profit	28% - 30%
Sagent portion of gross profit earned by Sagent Agila joint venture	1% - 2%
Gross Profit	27% - 28%

Schedule 4 (continued)

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended June 30,
	2014	2013	$ Change	% Change
Adjusted EBITDA	$7,354	$13,219	$(5,865)	-44%
Stock-based compensation expense	1,258	1,080	178	16%
Gain on previously-held equity interest[1]	—	(2,936)	2,936	-100%
Equity in net loss of KSCP joint venture[1]	—	841	(841)	-100%

EBITDA	$6,096	$14,234	$(8,138)	-57%

Depreciation and amortization expense[2]	2,738	800	1,938	242%
Interest expense, net	116	64	52	81%
Provision for income taxes	173	—	173	n/m

Net income	$3,069	$13,370	$(10,301)	-77%

	Six months ended June 30,
	2014	2013	$ Change	% Change
Adjusted EBITDA	$16,708	$27,420	$(10,712)	-39%
Stock-based compensation expense	2,454	3,157	(703)	22%
Gain on previously-held equity interest[1]	—	(2,936)	2,936	-100%
Equity in net loss of KSCP joint venture[1]	—	1,825	(1,825)	-100%

EBITDA	$14,254	$25,374	$11,120	-44%

Depreciation and amortization expense[2]	4,464	2,053	2,411	-117%
Interest expense, net	215	113	102	90%
Provision for income taxes	1,387	—	1,387	n/m

Net income	$8,188	$23,208	$(15,020)	-65%

[1]	In June 2013, we acquired the remaining 50% interest in KSCP from our former joint venture partner. Upon obtaining the controlling interest in KSCP, we remeasured the previously held equity interest in KSCP to fair value, resulting in a gain of $2,936 reported as gain on previously held equity interest in the condensed consolidated statements of operations for the three and six months ended June 30, 2013. The gain included $2,782 reclassified from accumulated other comprehensive income (loss), and previously recorded as currency translation adjustments. Accordingly, SCP, which we renamed from KSCP, is included in our Condensed Consolidated Statements of Operations as a wholly-owned subsidiary for the three and six months ended June 30, 2014.
[2]	Amortization expense excludes $23 and $22 of amortization in the three months ended June 30, 2014 and 2013, respectively, and $47 and $43 of amortization in the six months ended June 30, 2014 and 2013, respectively, related to deferred financing fees, which are included within interest expense and other in our Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2014 and 2013.